UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 7, 2022

SmileDirectClub, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39037	83-4505317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 Union Street Nashville, Tennessee	37219
(Address of Principal Executive Offices)	(Zip Code)

(800) 848-7566

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, par value $.0001 per share	SDC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 7, 2022, SmileDirectClub, Inc. (the “Company”) entered into a Distribution Agreement (the “Distribution Agreement”) with UBS Securities LLC (the “Agent”), with respect to an at -the-market offering program under which the Company may, from time to time, offer and sell shares of the Company’s Class A common stock, par value $.0001 per share (“Common Stock”), having an aggregate offering price of up to $100.0 million (the “Shares”), through the Agent. The Shares to be sold under the Distribution Agreement, if any, will be issued and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-267370), which was filed with the Securities and Exchange Commission (“SEC”) on September 9, 2022 and which was declared effective on October 4, 2022. A prospectus supplement related to the Company’s at-the-market offering program with the Agent was filed with the SEC on November 7, 2022.

Sales of the Shares, if any, pursuant to the Distribution Agreement and under the prospectus supplement and accompanying prospectus may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”). Each time the Company wishes to issue and sell Shares under the Distribution Agreement, it will promptly notify the Agent of the proposed terms of the sale. Once the Company has so instructed the Agent, unless the Agent declines to accept the terms of such notice, the Agent shall use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Shares in accordance with the terms. The obligations of the Agent under the Distribution Agreement to sell Shares are subject to a number of conditions that the Company must meet.

The Company will pay the Agent a commission equal to 2.50% of the gross proceeds of such Shares from each sale of the Shares made through or to the Agent from time to time pursuant to the Distribution Agreement. Because there is no minimum offering amount required as a condition to close the offering, the actual total public offering amount, commissions and proceeds to the Company, if any, are not determinable at this time. In addition, the Company has agreed to reimburse the Agent for the documented out-of-pocket expenses of the Agent, including the reasonable fees and disbursements of counsel to the Agent in connection with the Distribution Agreement, in an amount not to exceed $100,000, in addition to certain ongoing disbursements of their legal counsel. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended. The Company has also agreed to contribute to payments the Agent may be required to make in respect of such liabilities.

The Company has no obligation to sell any of the Shares pursuant to the Distribution Agreement, and the Company or the Agent may suspend sales of the Shares under the Distribution Agreement upon proper notice to the other party. The Distribution Agreement will terminate upon the earlier of (1) the sale of the maximum number of Shares to be sold pursuant to the Distribution Agreement; or (2) the third anniversary of the Distribution Agreement. In addition, either party may terminate the Distribution Agreement at any time upon prior written notice.

The Company intends to use any net cash proceeds it receives from the issuance and sale by it of any Shares primarily for general corporate purposes, which may include, among other things, funding of operations, repayment of indebtedness, acquisitions or strategic investments in business or technologies, additions to working capital and/or capital expenditures.

The Distribution Agreement contains customary representations, warranties and covenants for transactions of this type. This description of the Distribution Agreement is qualified in its entirety by reference to the full text of the Distribution Agreement, which is filed herewith as Exhibit 1.1 and incorporated by reference herein. The legal opinion of Foley & Lardner LLP relating to the legality of the issuance and sale of the Shares is filed herewith as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares or any Common Stock, nor shall there be any offer, solicitation or sale of Shares or Common Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Distribution Agreement, dated November 7, 2022, by and among SmileDirectClub, Inc., SDC Financial LLC and UBS Securities LLC.

5.1	Legal Opinion of Foley & Lardner LLP.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMILEDIRECTCLUB, INC.

Date: November 7, 2022	By:	/s/ Troy Crawford
Troy Crawford
Chief Financial Officer